Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information, Contact at (214) 981-5000:
Laurence E. Hirsch, Chairman and Chief Executive Officer
Leldon E. Echols, Executive Vice President and Chief Financial Officer
Matthew G. Moyer, Vice President-Investor Relations

CENTEX REPORTS RECORD THIRD QUARTER RESULTS
Revenues Rise 18%, Net Earnings Grow 27%
Home Building Backlog Up 35% to $3.8 Billion

DALLAS — Jan. 20, 2004: Centex Corporation (NYSE: CTX) today reported the highest quarterly and nine month results in its history for the periods ended December 31, 2003 — the third quarter and first nine months of fiscal 2004.

Highlights of the quarter ended December 31, 2003 were as follows:

•	Net earnings of $3.04 per diluted share, up 22% vs. same quarter last year

•	Home closings up 15% and home sales up 9% vs. same quarter last year

•	Home Building operating margin improvement of 220 basis points vs. same quarter last year

•	Home Building operating earnings up 57% vs. same quarter last year

•	Dollar value of Home Building backlog up 35% to $3.8 billion vs. same quarter last year

•	EPS guidance for FY 2004 increasing to a range of $11.40 to $11.60 per diluted share

     Net earnings for the quarter ended December 31, 2003, the third quarter of fiscal 2004, were $198,670,000, a 27% gain over last year’s quarterly net earnings of $155,884,000. Diluted earnings per share of $3.04 for the quarter this year were 22% higher than diluted earnings per share of $2.50 for the same quarter in fiscal 2003. Consolidated revenues for the quarter this year were $2,651,328,000, an 18% increase over $2,243,874,000 for the same quarter a year ago. Centex’s net earnings for the first nine months of fiscal 2004 were $527,589,000, a 47% increase over $359,248,000 for the same period in the prior fiscal year. Diluted earnings per share of $8.18 for this year’s nine-month period were 43% higher than $5.71 per diluted share for the same period a year ago. Revenues for the first nine months of fiscal 2004 totaled $7,551,170,000, 24% higher than $6,099,401,000 for the same period in fiscal 2003.

-more-

CENTEX REPORTS RECORD THIRD QUARTER, NINE MONTHS RESULTS, Page 2 of 6

     Through its subsidiaries, Dallas-based Centex ranks as one of America’s premier companies in the Home Building, Financial Services, Home Services and Construction Services industries. Centex also has an Investment Real Estate operation and is the majority owner of a publicly held construction products company.

     “All of our business units are performing very well as we continue to demonstrate the benefits of our organic growth model,” commented Larry Hirsch, Centex Corporation Chairman and CEO. “As I pass the CEO baton to Tim Eller at the end of March, there is no question in my mind that Centex will continue its growth and be defined by its significant financial strength and ethical company culture.”

     “The company is now more focused than at any point in its history to take maximum advantage of the opportunities we have created in our home building operations,” said Tim Eller, President and COO of Centex Corporation. “As we move toward the close of fiscal 2004 and look forward to 2005, I believe our ‘homegrown’ organic growth model will provide our business units with the operational flexibility to meet customer demand on a broad geographic basis. Our current strategy will remain in place; grow each of our businesses, increase margins and provide attractive returns to our shareholders. I am honored to have the opportunity to lead our employees as we continue to work together to enhance value for all of our stakeholders.”

     “For the first nine months of this fiscal year, Centex has invested in future growth, repurchased over one million shares of common stock, and announced a doubling of its dividend,” noted Lel Echols, Executive Vice President and CFO. “Meanwhile, we will have distributed over $11.00 per share in value from our spin-offs and strengthened our balance sheet. We are raising our earnings guidance for fiscal 2004 to $11.40 to $11.60 per diluted share, which would represent 29% to 31% growth over last fiscal year.”

HOME BUILDING

     Operating earnings from Centex Homes were $250.2 million for this year’s third quarter, 57% higher than $159.1 million for the third quarter last year. Revenues were $1.91 billion for the quarter this year, 31% above revenues of $1.46 billion for the same quarter last year.

     The 57% increase in operating earnings was achieved on a 15% gain in closings, while operating margins improved to a record 13.1% for the third quarter this year from 10.9% for the same quarter a year ago. The margin increase was due primarily to an increase in average sales price, continued cost reductions resulting from lower direct construction costs and process improvements, combined with overhead leverage.

     Sales (orders) for this year’s third quarter were 9% above last year’s levels and the record third quarter backlog of sold, but not delivered, homes at December 31 was 18% above last year. The dollar value of this backlog rose 35% versus last year to $3.8 billion.

     Operating earnings from Centex Homes were $612.7 million for the nine-month period this year, 59% higher than $386.0 million for the year-ago period. For the current nine months, revenues from Centex Homes were $5.12 billion, 33% higher than revenues of $3.84 billion for the same period in fiscal 2003.

     “We are particularly pleased by our record 13.1% operating margin posted for the quarter,” said Andy Hannigan, Chairman and CEO of Centex Homes. “Additionally, our 9% order growth reflects a 3% increase in sales per average neighborhood. Our lot position grew by 43% over a year ago, to more than 170,000 lots,

-more-

CENTEX REPORTS RECORD THIRD QUARTER, NINE MONTHS RESULTS, Page 3 of 6

giving us confidence that our organic growth model and control of our land supply will produce outstanding sales, revenues and earnings growth.”

FINANCIAL SERVICES

     Operating earnings from Financial Services for the third quarter this year were $43.7 million, a 13% decrease from $50.2 million for the same quarter in fiscal 2003. Third quarter revenues from Financial Services were $238.2 million, 7% higher than $223.1 million for the same quarter a year ago.

     Financial Services operating earnings for the nine-month period this year were $185.8 million, 67% higher than $111.1 million for the year-ago period. For the current nine months, Financial Services revenues reached $795.6 million, 31% above revenues of $608.4 million for the nine-month period in fiscal 2003.

CTX Mortgage Company

     Operating earnings from CTX Mortgage Company, LLC (CTX) and related companies totaled $26.8 million for the quarter this year, a 30% decrease from $38.2 million for the third quarter last year. The reduction in earnings was driven by a 43% decrease in retail originations. Operating profit per loan increased 4% to $1,597 in the quarter. CTX Mortgage’s “capture” rate of Centex Homes’ non-cash buyers was 74% for the third quarter this year, compared to 73% for the same quarter in fiscal 2003.

     Operating earnings from CTX and related companies were $138.8 million for the nine-month period this year compared to earnings of $78.3 million for the same period a year ago.

     “We are pleased to have grown our profit per loan despite the drop in refinance originations,” said John Matthews, Chairman and CEO of CTX Mortgage. “CTX Mortgage prepared for the current interest rate environment by refocusing on the healthy purchase market and increasing the number of loan officers by 35% in the last twelve months.”

Centex Home Equity Company

     Centex Home Equity Company, LLC (CHEC) reported operating earnings of $16.8 million for the December 31 quarter this year, 40% higher than $12.0 million for the same quarter last year.

     For the first nine months of fiscal 2004, CHEC reported operating earnings of $46.9 million, a 37% improvement over $34.4 million for the same period in fiscal 2003. CHEC’s loan servicing portfolio on which it earns an interest rate spread under the “Portfolio Accounting Method” has reached $6.1 billion and continues to increase.

     “Centex Home Equity’s record third quarter loan volume, surpassing $1 billion, reflects our continued success using diverse organic origination channels to maximize quality growth,” said Tony Barone, President and CEO of Centex Home Equity Company. “The operating model at CHEC is working just as we anticipated when we started this business over seven years ago.”

-more-

CENTEX REPORTS RECORD THIRD QUARTER, NINE MONTHS RESULTS, Page 4 of 6

CONSTRUCTION SERVICES

     Operating earnings from Construction Services were $3.6 million for the quarter this year, versus $9.3 million for the same quarter in fiscal 2003. The operating margin was 0.9% this year versus 2.3% for last year’s third quarter. Revenues from this segment were $404.2 million for the quarter this year, down 2% versus last year’s third quarter.

     Construction Services received $560 million of new contracts for the quarter this year, a 348% increase over $125 million of new contracts received in the year-ago quarter. The backlog of uncompleted construction contracts at December 31, 2003 was $1.8 billion, 12% more than the contract backlog reported one year ago. The commercial construction environment remains challenged but is showing solid signs of rebound.

     “Our strategic focus on our core geographic and vertical markets is paying off,” noted Robert C. Van Cleave, Chairman, President, and CEO of Centex Construction Group. “We are very encouraged by the promise of increased economic activity and a total of $1.4 billion in new construction contracts signed in the last nine months.”

INVESTMENT REAL ESTATE

     For the third quarter of fiscal 2004, Centex’s Investment Real Estate operation, through which all investment property transactions are reported, had operating earnings of $14.8 million, 26% lower than $20.1 million for the year ago quarter. For the nine months this year, Investment Real Estate operating earnings were $51.9 million, 76% more than $29.4 million for the same period in fiscal 2003. As previously announced, it is not anticipated any significant capital will be allocated to new business development in this operation.

     London, England-based Fairclough Homes, which is owned by Centex Development Company, L. P., closed 422 homes during the third quarter of fiscal 2004 versus 324 units for the same quarter last year. Fairclough reported operating earnings of $10.4 million this quarter versus $5.6 million for the same period a year ago. For the nine-month period this year, Fairclough had operating earnings of $21.6 million, substantially more than the $9.4 million for last year’s first nine months.

CONSTRUCTION PRODUCTS

     Operating earnings from Centex Construction Products, Inc. (CXP) were $28.2 million for the current quarter, 9% higher than $25.8 million for the same quarter a year ago. Increased gypsum wallboard volumes helped offset lower average net sales prices in cement and wallboard. For the current nine months, CXP’s operating earnings were $80.7 million, 1% higher than $80.2 million for the same period a year ago.

     The previously announced tax-free distribution of all shares of CXP held by Centex to Centex stockholders is set to occur on January 30, 2004.

     On January 8, 2004, CXP’s stockholders approved a proposal to reclassify the common stock of CXP into two classes — common stock and Class B common stock. The difference between the two classes is that Class B common stock carries with it the right to elect at least 85% of the CXP board of directors.

-more-

CENTEX REPORTS RECORD THIRD QUARTER, NINE MONTHS RESULTS, Page 5 of 6

     For each share of Centex stock owned on the January 14, 2004 record date, a Centex stockholder will receive approximately .044322 shares of CXP common stock and .149019 shares of CXP Class B common stock, for a total of approximately .193341 shares of CXP stock. No fractional shares of CXP common stock will be distributed, and stockholders who otherwise would receive fractional shares will instead receive a cash payment, which will be taxable. For example, an owner of 100 shares of Centex common stock on January 14 will receive, tax-free, 4 shares of CXP common stock and 14 shares of CXP Class B common stock. This owner would also receive a small payment in cash in lieu of fractional shares, and this would be taxable. Following the distribution, Centex will not own any CXP stock.

     After the distribution, CXP will change its name to Eagle Materials Inc. and its existing class of common stock will trade on the New York Stock Exchange under the symbol “EXP,” while its Class B common stock, which has been approved for listing on the New York Stock Exchange, will trade under the symbol “EXP.B.”

PROPOSED STOCK SPLIT AND 3333 RECONSOLIDATION

     Centex has previously announced that it has set February 25, 2004 as the date for a special meeting of stockholders to consider two proposals. The first proposal will amend the company’s charter to increase Centex’s authorized common stock from 100 million shares to 300 million shares. The second proposal will terminate the tandem trading relationship with 3333 Holding Corporation (Holding Corp.) and Centex Development Company, L.P. (CDCLP), whose securities currently trade in tandem with the common stock of Centex. The record date for the stockholders’ meeting has been set for January 23, 2004.

     If the charter amendment is approved, as previously announced, Centex plans to effect a two-for-one stock split in the form of a stock dividend on March 12, 2004. The record date for the stock split will be the close of business on February 29, 2004.

     If the second proposal is approved, the termination of the tandem trading relationship will become effective at the close of business on February 29, 2004. For their beneficial interests in Holding Corp. and CDCLP, stockholders of record on February 29, 2004 will receive an amount equal to $.02 per share of Centex common stock, payable on March 10, 2004. As a result of this transaction, Holding Corp. and CDCLP will become subsidiaries of Centex.

OUTLOOK

     Based on the strength of Centex’s Home Building operations and its record backlog, as well as the execution of the organic growth strategy at the other business units, the company is increasing its earnings per diluted share guidance to a range of $11.40 to $11.60 for fiscal 2004. Achievement of this level of earnings would result in an eighth consecutive record year for Centex.

-more-

CENTEX REPORTS RECORD THIRD QUARTER, NINE MONTHS RESULTS, Page 6 of 6

Centex’s senior management will conduct a conference call to discuss the third quarter financial results, as well as its outlook for the remainder of fiscal 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, January 21. The conference call, accompanied by a slide presentation, will be webcast simultaneously on the Centex Web site at http://www.centex.com. A replay of the call, as well as the presentation, will be archived on that site for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. With respect to any statements relating to the proposed spin-off of CXP, such statements are subject to the satisfaction of the conditions in the definitive agreements entered into by Centex and CXP. With respect to any discussions of the expected performance and results of operations of Centex, risks and uncertainties include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003, which are filed with the Securities and Exchange Commission.

Additional Information and Where to Find It. In connection with the proposed stock split and 3333 reconsolidation, Centex and Holding Corp. have filed a preliminary proxy statement (and will soon file a definitive proxy statement) with the Securities and Exchange Commission. Investors and security holders are advised to read such definitive proxy statement when it becomes available because it will contain important information. Centex, Holding Corp., CDCLP and certain of their officers and directors may be deemed to be participants in the solicitation of proxies for the special meeting. Information regarding any interests that they have in the transactions will be described in the definitive proxy statement. Investors and other security holders can obtain copies of the definitive proxy statement free of change when it becomes available by directing a request to Centex Corporation, Investor Relations, 2728 North Harwood, Dallas, Texas 75201. Telephone: (214-981-6901). You may also obtain free copies of the definitive proxy statement when it becomes available by accessing the SEC’s website at http://www.sec.gov.

NOTE ATTACHMENTS:
(1) Revenues and Earnings by Lines of Business (Third Quarter and Nine Months)
(2) Condensed Consolidated Balance Sheets
(3) Condensed Consolidated Cash Flows
(4) Supplemental Home Building Data—Margins and Lot Position
(5) Supplemental Home Building Data—Housing Activity by Geographic Area
(6) Supplemental Home Building Data—Housing Activity Dollar Values by Geographic Area
(7) Supplemental Financial Services Data
(8) Supplemental Construction Products and Services Data

-more-

Attachment 1

Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(dollars in thousands, except per share data)

	Quarter Ended			Nine Months Ended
	December 31,			December 31,
	(unaudited)			(unaudited)

	2003	2002 (C)	Change	2003	2002 (C)	Change

Revenues
Home Building	$1,906,305	$1,456,730	31%	$5,119,937	$3,844,561	33%
Financial Services	238,231	223,078	7%	795,642	608,437	31%
Construction Products	81,471	119,089	(32%)	380,358	383,857	(1%)
Construction Services	404,227	411,132	(2%)	1,166,611	1,163,593	—%
Investment Real Estate	2,171	11,482	(81%)	27,589	21,117	31%
Other	18,923	22,363	(15%)	61,033	77,836	(22%)

Total	$2,651,328	$2,243,874	18%	$7,551,170	$6,099,401	24%

Operating Earnings
Home Building	$250,216	$159,090	57%	$612,657	$385,956	59%
Financial Services	43,651	50,185	(13%)	185,752	111,066	67%
Construction Products	28,174	25,773	9%	80,676	80,248	1%
Construction Services	3,593	9,350	(62%)	12,712	26,631	(52%)
Investment Real Estate	14,777	20,080	(26%)	51,882	29,413	76%
Other	19	(39)	149%	(2,430)	(3,467)	30%

Total Operating Earnings	340,430	264,439	29%	941,249	629,847	49%
Corporate General Expenses	(30,297)	(13,755)		(72,002)	(40,836)
Interest Expense	(4,149)	(20,975)		(38,516)	(52,839)
Minority Interest in Construction Products	(9,866)	(8,065)		(27,441)	(25,448)

Earnings from Continuing Operations
Before Income Taxes	296,118	221,644	34%	803,290	510,724	57%
Income Taxes	(97,115)	(66,565)		(262,355)	(153,379)

Net Earnings from Continuing Operations	199,003	155,079		540,935	357,345
Earnings (Loss) from Discontinued Operations (A)	(333)	805		(86)	1,903
Cumulative Effect of Accounting Change (B)	—	—		(13,260)	—

Net Earnings	$198,670	$155,884	27%	$527,589	$359,248	47%

Earnings Per Share — Basic
Earnings per Share — Continuing Operations	$3.21	$2.57	25%	$8.77	$5.88	49%
Earnings per Share — Discontinued Operations	(0.01)	0.01		—	0.03
Earnings per Share — Cumulative Effect	—	—		(0.21)	—

Earnings Per Share — Basic	$3.20	$2.58	24%	$8.56	$5.91	45%

Earnings Per Share — Diluted
Earnings per Share — Continuing Operations	$3.05	$2.49	22%	$8.39	$5.68	48%
Earnings per Share — Discontinued Operations	(0.01)	0.01		—	0.03
Earnings per Share — Cumulative Effect	—	—		(0.21)	—

Earnings Per Share — Diluted	$3.04	$2.50	22%	$8.18	$5.71	43%

Average Shares Outstanding:
Basic	62,038,146	60,447,468	3%	61,667,274	60,829,409	1%
Diluted	65,329,979	62,467,665	5%	64,510,233	63,068,903	2%

(A)	Includes the operations spun-off in the Cavco transaction and other discontinued manufactured housing operations.

(B)	Represents the cumulative effect of change in accounting (consolidation of HSF-1)

(C)	Certain prior year items have been reclassified to conform to current period classifications.

Attachment 2

Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services

	December 31,	March 31,	December 31,	March 31,	December 31,	March 31,
	2003	2003	2003	2003	2003	2003

Assets
Cash -
Unrestricted	$82	$470	$70	$455	$12	$15
Restricted	288	172	33	8	255	164
Receivables -
Residential Mortgage Loans Held for Investment	6,080	4,643	—	—	6,080	4,643
Residential Mortgage Loans Held for Sale	1,634	303	—	—	1,634	303
Other Receivables	670	657	492	459	178	198
Inventories -
Homebuilding	4,647	3,413	4,647	3,413	—	—
Land Held Under Option Agreements not Owned	338	—	338	—	—	—
Construction Products and Other	58	74	49	65	9	9
Investments (primarily in CDC)	475	383	922	788	—	—
Property and Equipment, net	637	681	595	639	42	42
Goodwill	303	305	286	288	17	17
Deferred Charges and Other Assets	363	399	113	120	250	279
Assets from Discontinued Operations	5	110	5	110	—	—

	$15,580	$11,610	$7,550	$6,345	$8,477	$5,670

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$1,743	$1,659	$1,511	$1,395	$256	$290
Debt
Non-Financial Services	2,408	2,106	2,408	2,106	—	—
Financial Services	7,796	4,999	—	—	7,796	4,999
Liabilities from Discontinued Operations	—	19	—	19	—	—
Minority Stockholders’ Interest	509	170	507	168	2	2
Stockholders’ Equity	3,124	2,657	3,124	2,657	423	379

	$15,580	$11,610	$7,550	$6,345	$8,477	$5,670

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

**We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Centex Corporation and Subsidiaries
Condensed Consolidated Cash Flows
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services

	For the Nine Months Ended December 31,		For the Nine Months Ended December 31,		For the Nine Months Ended December 31,

	2003	2002	2003	2002	2003	2002

Cash Flows — Operating Activities
Net Earnings	$528	$359	$528	$359	$103	$101
Adjustments - Depreciation and Amortization	78	70	65	58	13	12
Other Noncash Adjustments	13	49	(85)	(44)	59	28
Decrease in Loans Held for Sale	1,113	30	—	—	1,113	30
Increase in Inventories	(1,272)	(861)	(1,271)	(861)	(1)	—
Other Operating Activities	(16)	(7)	58	(6)	(76)	(181)

	444	(360)	(705)	(494)	1,211	(10)
Cash Flows — Investing Activities
Increase in Loans Held for Investment	(1,494)	(967)	—	—	(1,494)	(967)
Other Investing Activities	16	(14)	12	177	7	(10)

	(1,478)	(981)	12	177	(1,487)	(977)

Cash Flows — Financing Activities
Increase in Short-Term Debt, net	14	624	85	149	(71)	475
Issuance (Repayment) of Long-Term Debt, net	626	583	217	44	409	539
Other Financing Activities	6	(29)	6	(29)	(65)	(37)

	646	1,178	308	164	273	977

Net Decrease in Cash and Cash Equivalents	(388)	(163)	(385)	(153)	(3)	(10)
Cash and Cash Equivalents at Beginning of Period	470	219	454	192	15	27

Cash and Cash Equivalents at End of Period	$82	$56	$69	$39	$12	$17

*	In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries cash flows.

**	We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Centex Corporation and Subsidiaries
Supplemental Home Building Data
(unaudited)

(dollars in millions, except per unit data)
	Quarter Ended December 31,				Nine Months Ended December 31,

	2003		2002		2003		2002

HOME BUILDING MARGINS
Revenues — Housing	$1,832.4	100.0%	$1,431.4	100.0%	$4,997.6	100.0%	$3,762.2	100.0%
Cost of Sales — Housing	(1,340.9)	(73.2%)	(1,075.0)	(75.1%)	(3,672.8)	(73.5%)	(2,815.2)	(74.8%)

Gross Margin — Housing	491.5	26.8%	356.4	24.9%	1,324.8	26.5%	947.0	25.2%

Revenues — Land Sales & Other	73.9		25.4		122.3		82.4
Cost of Sales — Land Sales & Other	(70.0)		(24.7)		(125.2)		(68.9)

Gross Margin — Land Sales & Other	3.9		0.7		(2.9)		13.5

Total Gross Margin	495.4	26.0%	357.1	24.5%	1,321.9	25.8%	960.5	25.0%
Selling, General & Administrative	(266.1)	(14.0%)	(209.3)	(14.4%)	(732.6)	(14.3%)	(585.6)	(15.2%)
Other Income	20.9	1.1%	11.3	0.8%	23.4	0.5%	11.1	0.2%

OPERATING EARNINGS	$250.2	13.1%	$159.1	10.9%	$612.7	12.0%	$386.0	10.0%

Units Closed	7,468		6,509		20,723		17,292
Average Unit Sales Price	$245,370		$219,909		$241,162		$217,568
% Change	11.6%		3.5%		10.8%		2.4%
Operating Earnings per Unit	$33,505		$24,442		$29,564		$22,320
% Change	37.1%		9.5%		32.5%		7.9%
Average Neighborhoods	560		528		558		507
% Change	6.1%		12.1%		10.1%		7.0%

Beginning with the June 30, 2003 quarter, Centex has reflected interest cost relieved from inventory as cost of sales and reclassified certain costs between cost of sales and SG&A. Prior year items have been reclassified to conform to the current period classifications.

LOT POSITION

	As of December 31,

	2003	2002	Change

Lot Owned and Controlled:
Lots Owned	71,793	54,726	31.2%
Lots Controlled	100,872	66,113	52.6%

Total	172,665	120,839	42.9%

Attachment 5

Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Units) by Geographic Area

	Closings

	Quarter Ended December 31,				Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

Mid-Atlantic	1,337	1,124	19%	3,699	3,067	21%
Southeast	1,281	1,241	3%	3,708	3,266	14%
Midwest	1,441	1,105	30%	3,994	3,011	33%
Southwest	2,109	1,977	7%	5,635	5,267	7%
West Coast	1,300	1,062	22%	3,687	2,681	38%

	7,468	6,509	15%	20,723	17,292	20%

	Sales (Orders) Backlog

	As of December 31,

	2003	2002	Change

Mid-Atlantic	2,571	1,996	29%
Southeast	3,522	2,857	23%
Midwest	3,118	2,610	19%
Southwest	3,178	2,868	11%
West Coast	2,386	2,196	9%

	14,775	12,527	18%

	Sales (Orders)

	Quarter Ended December 31,			Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

Mid-Atlantic	1,314	1,075	22%	4,122	3,560	16%
Southeast	1,357	1,194	14%	4,517	3,808	19%
Midwest	1,153	1,112	4%	4,192	3,528	19%
Southwest	1,908	1,737	10%	6,555	5,774	14%
West Coast	1,267	1,299	(2%)	4,062	3,775	8%

	6,999	6,417	9%	23,448	20,445	15%

Attachment 6

Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Values) by Geographic Area

	Housing Revenues - Closings
	(dollars in millions)

	Quarter Ended December 31,			Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

Mid-Atlantic	$374.7	$290.8	29%	$1,009.0	$793.7	27%
Southeast	291.9	246.9	18%	819.7	666.7	23%
Midwest	296.5	207.1	43%	831.1	569.4	46%
Southwest	328.4	293.0	12%	868.1	790.1	10%
West Coast	540.9	393.6	37%	1,469.7	942.3	56%

	$1,832.4	$1,431.4	28%	$4,997.6	$3,762.2	33%

	Sales (Orders) Backlog Value
	(dollars in millions)

	As of December 31,

	2003	2002	Change

Mid-Atlantic	$802.6	$566.0	42%
Southeast	947.7	534.6	77%
Midwest	624.4	475.1	31%
Southwest	497.2	435.0	14%
West Coast	955.1	816.7	17%

	$3,827.0	$2,827.4	35%

Attachment 7

Centex Corporation and Subsidiaries
Supplemental Financial Services Data

CTX Mortgage Company

	Quarter Ended December 31,				Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

Originations Builder	5,138	4,380	17%	14,307	11,717	22%
Retail	11,657	20,607	(43%)	56,016	49,089	14%

Total	16,795	24,987	(33%)	70,323	60,806	16%

Applications Builder	4,727	4,823	(2%)	16,939	14,199	19%
Retail	8,954	18,469	(52%)	50,457	48,962	3%

Total	13,681	23,292	(41%)	67,396	63,161	7%

Loan Volume (in billions)	$2.89	$4.15	(30%)	$11.88	$9.97	19%

Average Loan Size	$171,900	$166,000	4%	$168,900	$164,000	3%

Operating Profit per Loan	$1,597	$1,529	4%	$1,927	$1,287	50%

CHEC (B & C)

	Quarter Ended December 31,				Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

Originations	9,185	8,049	14%	27,768	21,781	27%

Applications	83,518	65,534	27%	249,817	173,315	44%

Loan Volume (in billions)	$1.00	$0.70	43%	$2.91	$1.80	61%

Average Loan Size	$109,400	$87,500	25%	$104,700	$82,800	26%

Earnings As a % of Average “Owned” Portfolio	1.15%	1.19%		1.17%	1.23%

Servicing Portfolio:

	As of December 31,

	2003	2002	Change

Number of Loans:
Portfolio Accounting Method	73,232	56,573
Other	11,376	14,277

Total	84,608	70,850	19%

Servicing Portfolio (in billions):
Portfolio Accounting Method	$6.08	$4.22
Other	0.67	0.85

Total	$6.75	$5.07	33%

Attachment 8

Centex Corporation and Subsidiaries

Supplemental Construction Products Data
(volumes in thousands, except Gypsum Wallboard)

	Quarter Ended December 31,			Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

Cement
Sales Volumes (Tons)	620	576	8%	2,014	1,898	6%
Average Net Sales Price	$65.72	$66.77	(2%)	$66.33	$67.62	(2%)
Gypsum Wallboard
Sales Volumes (MMSF)	599	440	36%	1,805	1,385	30%
Average Net Sales Price	$86.41	$89.03	(3%)	$84.27	$90.33	(7%)
Paperboard
Sales Volumes (Tons)	63	55	15%	199	166	20%
Average Net Sales Price	$410.77	$428.46	(4%)	$409.50	$404.43	1%
Concrete
Sales Volumes (Cubic Yards)	177	151	17%	610	522	17%
Average Net Sales Price	$52.96	$53.68	(1%)	$52.59	$53.92	(2%)
Aggregates
Sales Volumes (Tons)	1,092	868	26%	3,426	3,366	2%
Average Net Sales Price	$5.18	$5.00	4%	$5.23	$4.39	19%

Supplemental Construction Services Data
(dollars in millions)

	Quarter Ended December 31,			Nine Months Ended December 31,

	2003	2002	Change	2003	2002	Change

New Contracts	$560	$125	348%	$1,411	$554	155%

Backlog at December 31,				$1,764	$1,571	12%